Exhibit 4.6

ESCISION AGREEMENT

The following is the Escision Agreement entered by and between the participant companies described in this document:

The undersigned legal representatives of GRUPO AVAL ACCIONES Y VALORES S.A. and RENDIFIN S.A., companies with domicile in the city of Bogota D.C., taking into account that the companies wish to engage in a partial escision, do hereby agree to submit to the consideration of their respective General Shareholders Meetings, for their approval, the Escision Agreement that, in due fulfillment of requirements imposed by Article 4 of Law 222 of 1995, is presented in the following clauses:

I.   THE ESCISION

1.
The participant companies do express their intention to engage in the partial escision, by virtue of which, Rendifin S.A. (hereinafter referred to as “Rendifin” or the “ Company that splits”), delivers to Grupo Aval Acciones y Valores S.A. (hereinafter referred to as “Grupo Aval” or the  “Beneficiary Company” of the “Beneficiary”)  the stock shares of Banco Popular it currently owns, as well as all declared, accrued and non-callable dividends, derived from the referred shares of Banco Popular.

As a consequence of the escision, Rendifin will be divided in a partial manner and will continue its legal and economic existence with the assets and equity holdings it preserves.

2.
The escision project fulfills all established legal requirements including, amongst other, the Code of Commerce, Law 222 of 1995, External Circulars No. 1 of 23 March 2007 and No. 7 of 2 April 2008 issued by the Superintendency of Corporations, and External Circular No. 5 of 2005 issued by the Superintendency of Securities (currently the Financial Superintendency of Colombia).

3.
The escision project is subject to (i) the approval by the General Shareholder Meetings of the participant companies and (ii) the authorization of the regulatory entities of supervision and control. Rendifin is subject to the supervision of the Superintendency of Corporations, while Grupo Aval, in its capacity as issuer of securities in the public securities market, is subject to the exclusive control of the Financial Superintendency of Colombia.

II.  NATURE OF THE ESCISION

1.
The Project consists in a partial escision through which Rendifin transfers a portion of its assets and equity holdings in favor of Grupo Aval, represented in 3,358,446,312 shares of stock of Banco Popular, that represent 43.47% of the capital of such bank, along with declared, accrued and non-callable dividends derived from such shares of stock of Banco Popular.

2.	Rendifin will continue its legal existence with the assets and equity holdings it preserves.

III.  REASONS FOR THE ESCISION

To concentrate in Grupo Aval the entirety of the stock shares of Banco Popular S.A. (hereinafter referred to as “Banco Popular”) that are currently property of Rendifin, in exchange, Rendifin shareholders will receive non-voting shares entitled to preferential dividend (hereinafter referred to as the “Preferred Stock”) issued by Grupo Aval.

The above, taking into account that Grupo Aval holds the condition of registered parent company of Banco Popular by virtue of the shares management agreement signed with Rendifin on 21 December 2006 and thus enjoys total and direct knowledge of Banco Popular as well as of its assets, liabilities, equity holdings and contingencies.

Additionally, the shareholders of Rendifin consider that the transaction benefits them given the fact that, in consideration for the escision, they receive Grupo Aval Preferred Stock.

IV.  FINANCIAL STATEMENTS PRIOR TO THE ESCISION

1.
For purposes of the escision, the financial statements as of 31 December 2010 have been adopted as bases, along with the corresponding Notes, signed by the Legal Representative, Accountant and Fiscal Auditor of each of the companies that participate in the escision, duly certified and with the pertinent opinion. Between the cut-off date and the date of calling to the meetings of the shareholders, there is a tenor of not more than one month, in accordance with Article 29 of Decree 2649 of 1993 and numeral 2.8.1 of External Circular No. 7 of 2008 issued by the Superintendency of Corporations.

2.	The General Balance Sheets of the participant companies are an integral part of the escision project, incorporated hereto in the form of Annexes No. 1 and 2.

3.
In order to develop the escision, a list of all assets, liabilities, equity holdings and contingencies of the participant companies is made in the form of Annexes No. 3 and 4, which form an integral part of this document.

V.  DISCRIMINATION OF ASSETS TO BE INCORPORATED TO THE EQUITY HOLDINGS OF GRUPO AVAL

Assets and Equity Holdings matter of the escision are as follows:

CHART I – Assets, Liabilities, Equity Holdings and Capital that are the matter of the Escision

(i)	In the Escision Rendifin will transfer to Grupo Aval the following assets (Col $1,898,428,946,784.24):

-	Stock Shares of Banco Popular at historic cost ($231,877,924,792.94)
-	Revaluation of such shares of stock (Col $1,648,415,411,906.50)
-	Income receivable from Banco Popular in the amount of $ 18,135,610,084.80

Rendifin will not transfer any liabilities to Grupo Aval. As counterpart for its assets as of 31 December 2010, Rendifin transfers to the Beneficiary the following items of its NET WORTH ($1,898,428,946,784.24):

-	Capital ($512,601,651.00 )
-	Capital Surplus in the form of Premium on the Placement of Stock, in the amount of ($1,560,513,353.00)
-	Reserves allocated from “Temporary Reserves” in the amount of ($247,940,419,873.74).
-	Revaluation Surplus of stock shares of Banco Popular ($1,648,415,411,906.50)

By virtue of such transfers, the cash account receivable payable by Banco Popular, together with its respective counter-account in net worth, for the same amount, will not be taken into account for purposes of determination of the exchange ratio.

VI.CONDITIONS AND PROCEDURE FOR ESCISION

1.
As previously mentioned, this is a partial escision through which Rendifin transfers a portion of its assets, represented in (i) 3,358,446,312 stock shares of Banco Popular, corresponding to 43.47% of the shares of said bank and (ii) an account receivable from Banco Popular consisting of declared and non-yet payable dividends, along with their correlated net-worth, to Grupo Aval.

2.	The shareholders of Rendifin become title holders of shares of stock of the Beneficiary Company, Grupo Aval.

VII.  FINANCIAL STATEMENTS AFTER THE ESCISION

The General Balance Sheets of the participant companies after the escision are incorporated hereto in the form of Annexes No. 7 and 8.

VIII.  DISTRIBUTION OF PREFERRED STOCK OF GRUPO AVAL AMONGST THE SHAREHOLDERS OF RENDIFIN AND EXPLANATION OF METHODS FOR VALUATION

The exchange ratio resulting from the studies conducted for the transaction is the following: For each 1.62 Banco Popular ordinary shares received by Grupo Aval as a result of the escision, Grupo Aval will issue one (1) share of Preferred Stock in favor of Rendifin shareholders.

Regarding such exchange ratio, a Fairness Opinion was issued by the independent investment bank Rothschild de Mexico S.A. de C.V. (hereinafter referred to as “Rothschild”)  dated as of 6 January 2011, accepted by the General Shareholders Meeting of Rendifin and by the General Shareholders Meeting of Grupo Aval, at their sessions held, respectively, on 6 and 7 January 2011.

The study conducted by Rothschild indicates that their underlying analysis is based on the application of valuation methodologies commonly applied to this type of business transactions, including (i) a discounted dividend valuation model; (ii) the valuation by multiples of comparable public companies; and (iii) the valuation by multiples of preceding transactions. Additionally, for the issuance of its Fairness Opinion, Rothschild took into consideration the reasonability of the application of each of the aforementioned valuation techniques.

Regarding the method of “Discounted Dividends Model”, the estimated dividend flows of the participant entities are discounted at established discount rates. In the second method (“Valuation by Multiples of Comparable Public Companies”) there is observation of existing ratios between the market value and the net worth and earnings (historic and estimated) of comparable entities; these relationships are used for determination of the value of the entities being appraised, by multiplying the values of their net worth and/or earnings (as the case may be) by the ratios previously calculated. Through the third method (“Valuation by Multiples of Precedent Transactions”), rather similar to the second method, estimation is made of the ratio price to earnings or price to book value in precedent transactions, not as a function of the market price of the entities but on the basis of the price announced for similar transactions in comparable markets.

Taking the above into account, the number of Preferred Shares of Grupo Aval to be received by the Rendifin shareholders in consideration for the escision, will be determined as follows:

1.
Determination is made of the total number of Preferred Shares that Grupo Aval must issue in favor of each shareholder of Rendifin, through application of the following formula:

Number of shares to be issued by Grupo Aval = ABP/RI

In which

ABP = Number of Banco Popular Shares received

RI = Exchange Ratio (1.62 shares of Banco Popular for each 1.00 Preferred Share of Grupo Aval)

2.
The total number of Preferred Shares calculated through the above formula is thus taken and each Rendifin shareholder receives a number of Preferred Shares proportional to its percentage ownership participation in Rendifin.

In any event, it is hereby understood that each Rendifin shareholder will only receive whole Preferred Shares and, consequently, if through application of the above procedure, the number of shares to be distributed results in fractions of Grupo Aval shares in favor of the Rendifin shareholders, they may negotiate, through the date of registration of the Public Deed that perfects the transaction, those fractions of shares required to achieve a whole number of Preferred Shares of Grupo Aval. If the above is not done, it means that the fractions are being disregarded.

Annex No. 6 hereto, an integral component of this document, presents the exchange ratio and the number of Preferred Shares to be issued by Grupo Aval in favor of the shareholders of Rendifin, distribution that is established in accordance with the statement above and with numeral V herein. The method used for determination of the number of Preferred Shares of Grupo Aval to be delivered to the shareholders of Rendifin, does not lessen the rights of any of the shareholders as a result of the escision, and this is expressly stated and accepted by the shareholders of the participant companies.

IX.  EFFECTS OF THE ESCISION AGREEMENT

1.
The formalization of this Escision Agreement is subject to the approval of the participant companies’ respective General Shareholders Meetings and to the authorization of the pertinent control authorities. The transaction will have the legal consequences listed below:

2.	Through the escision, Rendifin will transfer assets and net worth, as indicated in the charts above and in the annexes, to the Beneficiary Company;

3.	Rendifin will continue its legal existence with the assets and equity holdings it preserves, without interruption;

4.
Pursuant to tax effects, for the Beneficiary Company, the escision implies a commitment to fulfill all tax obligations of Rendifin related to the assets and net worth that are subject of the escision. The Beneficiary Company will file income tax returns for the entire tax period on the basis of the portion of earnings that it receives at the time of effectiveness of the escision. It will also include in its accounting records and tax returns all fiscal items that it receives as a result of the escision, such as advances, accounts receivable and accounts payable from/to the Tax Administration, any withholdings, deductions for excess in presumed income, as well as accumulated fiscal losses and excess presumed income.

5.	Regarding the fiscal effects of the escision, there is no divestiture whatsoever, in accordance with Articles 14-1, 14-2 and 428-2 of the Tax Code;

6.
Standing guarantees to creditors will not be affected by the escision given the fact that, for Rendifin, liabilities account for less than 1% of total assets and Grupo Aval, the beneficiary of the escision, is not receiving any liability. The current obligations of Rendifin are duly and satisfactorily guaranteed; on the other hand, the participant companies in this process are jointly liable as set forth by Article 10 of Law 222 of 1995;

7.
The escision does not breach any regulation regarding restrictive commercial practices and there is no involvement whatsoever of technology, markets, patents or rights that may, in any manner, have effects on the markets in which the Beneficiary participates;

In any event, for purposes of such regulations, Grupo Aval controls Banco Popular, as stated in the Certificate of Existence and Legal Representation of Grupo Aval;

8.
The cut-off date for accounting purposes is set on the date on which the escision is perfected, that is on the instance of due registration of the Public Deed of escision, which is the date on which the Beneficiary Company will receive the assets and net worth that constitute the subject matter of the escision as contemplated in this agreement and in the escision balance sheets as of 31 December 2010, duly updated as of the date of the cut-off date;

Once the escision Public Deed is duly registered at the mercantile registry, it is binding for Rendifin and the Beneficiary Company and before any third parties, and therefore the bulk transfer of the net worth matter of the escision from Rendifin to the Beneficiary Company operates. The Beneficiary Company becomes title holder and owner of the assets and net worth matter of the escision, it being understood that, in accordance with Colombian law, the Public Deed of Escision is the title that transfers title over such items;

9.
Pursuant to tax effects, the assets and net worth matter of the escision do retain, once they have become property of the Beneficiary Company, the same fiscal cost they have as a property of Rendifin at the moment of the escision being effective;

10.
Rendifin does not have any outstanding bond issues. Grupo Aval has issued ordinary bonds in the public securities market and, in this regard, application will be made of applicable commercial and securities exchange regulations; therefore, bond holders will enjoy all rights established by Decree 2555 of 2010;

11. Ending Capital

CHART II: Ending Capital

	GRUPO AVAL S.A.	RENDIFIN S.A.	TOTAL
ENDING SOCIAL CAPITAL	16,017,095,675.00	1,004,967,273.00	17,022,062,948.00

X.  NOTICES AND EFFECTIVENESS OF THE ESCISION

1.
Upon approval of the escision project, the Legal Representatives of the participant companies will make public announcement of the approval of the agreement, through publication of notice in a newspaper in the city of Bogota that complies with the condition of being a publication of nation-wide distribution and in the locations of legal domicile of the participant companies, in due compliance with Article 5 of Law 222 of 1995 and External Circulars No. 1 of 23 March 2007 and No. 7 of 2 April 2008 issued by the Superintendency of Corporations and External Circular No. 5 of 2005 issued by the Superintendency of Securities (currently the Financial Superintendency of Colombia) and will engage in all  efforts necessary to secure the approval of governmental entities that exercise surveillance or control over the participant companies and will also engage in any other required effort;

2.
Legal Representatives will also issue a letter addressed to each and all creditors of the participant companies, informing of the Agreement in accordance with the second part of Article 5 of Law 222 of 1995;

3.
Upon publication of the required notice and the securing of required authorizations, the escision agreement must be formalized through a Public Deed, including its annexes and excerpts of the minutes of the sessions of the Shareholders Meetings in which the escision was approved;

4.	Upon approval of the escision project and up the date of its effectiveness, the participant companies will continue their normal operation;

5.
The  legal representatives of the participant companies are authorized to engage in operations and adjustments required for the escision and in accounting resulting from changes in general balance sheets occurring between 31st December 2010, base date of the agreement, and the date of effectiveness of the escision;

6.
Legal representatives are also authorized to engage, on behalf of the participant companies, in all efforts and procedures that are required for perfection of the escision. In due exercise of this authority, and without limitation, they may subscribe all documents, public deeds and certificates as required for due effectiveness of the agreement; they also may request or engage in any required registration;

7.
The cut-off date for accounting purposes is that of the perfection of the escision that is the date of registration of the Public Deed at the Chamber of Commerce. The transfer will take place on the basis of figures as of the date of effectiveness of the escision;

8.	Exercise of the Right of Withdrawal will be subject to Articles 12 and following in Law 222 of 1995.

XI.  LIST OF CHARTS AND ANNEXES IN THE PROJECT OF ESCISION

Annex 1

Financial Statements and Notes of Grupo Aval, with pertinent opinion, as of 31st December 2010, prior to the escision;

Annex 2

Financial Statements and Notes of Rendifin, with pertinent opinion, as of 31st December 2010, prior to the escision;

Annex 3

Discrimination of assets, liabilities, net worth and capital of Grupo Aval, prior to the escision;

Annex 4

Discrimination of assets, liabilities, net worth and capital of Rendifin, prior to the escision;

Annex 5

Transfer from Rendifin to Grupo Aval;

Annex 6

Exchange of shares of stock;

Annex 7

Financial Statements of Grupo Aval, as of 31st December 2010, after the escision;

Annex 8

Financial Statements of Rendifin, as of 31st December 2010, after the escision.

XII.  DELIBERATION AND APPROVAL

Upon reading of the whole project of escision with all its annexes, it is signed by the legal representatives to be submitted for consideration and approval by the General Shareholders Meetings of the participant companies, on the 31st day of the month of January of 2011.

/s/ ALBERTO BRAVO RESTREPO	/s/ LUIS CARLOS SARMIENTO GUTIERREZ
ALBERTO BRAVO RESTREPO	LUIS CARLOS SARMIENTO GUTIERREZ
Alternate to the President - SADINSA S.A. Legal representative	President
RENDIFIN S.A.	GRUPO AVAL ACCIONES Y VALORES S.A.